Exhibit 99.1

For Immediate Release

For additional information contact:
Pressley A. Ridgill, Executive Vice President
Phone:   336-369-0900

                       FNB Financial Services Corporation
               Announces Continuation of Stock Repurchase Program

GREENSBORO, NC ----- (July 22, 2003) The Board of Directors of FNB Financial Services Corporation, (NASDAQ/ NMS: FNBF), parent of FNB Southeast, has approved the continuation of its stock repurchase program by authorizing the repurchase of up to 5% of the Company's outstanding common stock, which is approximately
5.5 million shares. This program succeeds a stock repurchase program authorized in November 2002 and will be effective immediately upon completion of the current program. The new authorization will allow the repurchase of approximately 272,000 additional shares of common stock.

The Board previously approved similar repurchase programs in May 2002 and November 2002. The Company has repurchased approximately 520,000 shares under these two programs. Approximately 50,000 shares remain available for repurchase under the November 2002 program. Purchases may be made, from time-to-time, in the open market or in privately negotiated transactions, based on market conditions and other factors. The repurchase program may be suspended at any time without prior notice.

FNB Financial Services Corporation is a financial holding company with one subsidiary, FNB Southeast, a North Carolina chartered commercial bank. FNB Southeast currently operates 17 banking offices located in North Carolina and Virginia, along with additional mortgage origination offices through its mortgage subsidiary, FNB Southeast Mortgage Corporation. A separate investment subsidiary of the bank operates as FNB Southeast Investment Services, Inc.

Information in this press release may contain "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in the Company's recent filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K and its other periodic reports.